Exhibit 4.1

WARRANT AGENT AGREEMENT

WARRANT AGENT AGREEMENT, dated as of June 13, 2025 (“Agreement”), between Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

R E C I T A L S

WHEREAS, pursuant to an effective registration statement, SEC File No. 333-279292, and a prospectus supplement dated June 12, 2025 the Company (i) will issue 6,250,000 warrants (each whole warrant, a “Warrant” and, collectively, the “Warrants”), with each whole Warrant exercisable to purchase one share of Common Stock, and (ii) may issue up to an additional 937,500 Warrants pursuant to an option granted to the underwriters pursuant to the Underwriting Agreement. Each whole Warrant entitles the holder (the “Holders” which term shall include a Holder’s transferees, successors and assigns) to purchase one share of Common Stock until June 13, 2028 upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Offering, the Company and the Warrant Agent wish to enter into this Agreement and set forth the terms and conditions of the Warrants pursuant to the form attached hereto as Exhibit B (the “Warrant”); and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent and registrar, the delivery of the Warrant Shares (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(b) “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(c) “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(d) “Exercise Notice” means with respect to the exercise of a Warrant, a form of election to purchase Common Stock in substantially the form attached as the Notice of Exercise Form annexed to the Warrant attached hereto as Exhibit B.

(e) “Exercise Price” means the price per share as set forth in the Warrant, as may be adjusted from time to time as described in the Warrant.

(f) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(g) “Underwriting Agreement” means the underwriting agreement dated June 12, 2025 between the Company and BMO Capital Markets Corp., as representative of the several underwriters.

(h) “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms and conditions (and no implied terms and conditions) set forth herein, and the Warrant Agent hereby accepts such appointment. The fee schedule for the Warrant Agent’s services under this Agreement shall be as delivered by the Warrant Agent to the Company prior to the date hereof (the “Fee Schedule”). The Company may from time to time appoint such Co-warrant agents as it may, in its sole discretion, deem necessary or desirable upon 10 days’ prior written notice to the Warrant Agent. The Warrant Agent shall have no duty to supervise, and shall in no event be liable for the acts or omissions of any such Co-warrant agent.

Section 3. Book-Entry Warrants.

(a) The Warrants shall be issuable in book-entry form. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Warrant Agent or its nominee for each Warrant or (ii) institutions that have accounts with the Warrant Agent.

(b) If the Warrant Agent subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement or may instruct the Warrant Agent to deliver to each Holder a Warrant certificate in the form attached as Exhibit B hereto.

Section 4. Terms and Conditions of Warrants; Effect of Countersignature. The terms and conditions of the Warrants are set forth in the Warrant attached as Exhibit B hereto (the “Terms and Conditions”). This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in the Terms and Conditions, as it may from time to time be amended, this Agreement shall prevail. The Company shall not amend any provisions of the Terms and Conditions without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed. Unless and until countersigned by the manual, facsimile or other electronic signature of the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

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Section 5. Transfer of Warrants.

(a) A Holder of a Warrant may transfer or assign its Warrant pursuant to the Terms and Conditions upon delivery of written notice (duly executed by such Holder or its agent or attorney) and funds sufficient to pay any transfer taxes or charges payable upon the making of such transfer to the Warrant Agent at the office of the Warrant Agent designated for such purpose, or to the office of one of its agents as may be designated in writing by the Warrant Agent and accompanied by appropriate instructions for transfer. If any such notice is delivered to the Company, the Company will promptly forward the notice to the Warrant Agent. A party requesting transfer of Warrants or other securities must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.

(b) If any Warrant is lost, stolen, mutilated or destroyed, absent notice to the Company and the Warrant Agent of an acquisition by a bona fide purchaser, the Warrant Agent may, upon receipt by Warrant Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, issue, in a form mutually agreed to by Warrant Agent and the Company, a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed, and countersigned by the Warrant Agent. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by any person. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

Section 6. Registration. Upon the receipt of all information from the Company or its agents that the Warrant Agent may reasonably require, the Warrant Agent will keep or cause to be kept, at its office, or at the office of one of its agents, books for registration and transfer of the Warrants issued hereunder. Such books shall show the names and addresses of the respective Holders of the Warrants, the number of Warrants held by each Holder, and the date on which the Warrant was granted to such Holder. The Warrant Agent will create a special account for the issuance of the Warrants.

Section 7. Exercise of Warrants.

(a) Subject to the Terms and Conditions (including, without limitation, the limitations set forth in Section 2 of the Warrant and Section 7(c) herein), the Holder of a Warrant may exercise the Warrant, in whole or in part, at the Holder’s election at any time on or after the Initial Exercise Date (as defined in the Warrant) and before the Termination Date (as defined in the Warrant). The Holder shall exercise the Warrant, in each case, by delivery of an executed Exercise Notice to the Warrant Agent (or to the Company if the exercise is made pursuant to a cashless exercise pursuant to Section 2(c) of the Warrant) of the Holder’s election to exercise the Warrant and payment of the Exercise Price, which may be made, at the option of the Holder, by check delivered to the Warrant Agent at the office of the Warrant Agent designated for such purpose or to the office of one of its agents as may be designated in writing by the Warrant Agent, or by wire transfer of immediately available funds to the account of the Warrant Agent set forth on Exhibit A hereto. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company. If permitted by the Terms and Conditions (including Section 2(c) of the Warrant), the Holder of a Warrant may exercise the Warrant by cashless exercise, in whole or in part, upon delivery of an executed Exercise Notice to the Company. Upon receipt of an Exercise Notice for a cashless exercise, the Company shall calculate and transmit to the Warrant Agent within one (1) Business Day (and the Warrant Agent shall have no obligation under this Agreement to calculate) the number of Warrant Shares issuable in connection with the cashless exercise (the “Cashless Exercise Notification”). The Warrant Agent shall have no duty or obligation under this Agreement or the Warrant to calculate, confirm, investigate or verify the accuracy of the correctness of, the number of Warrant Shares issuable in connection with any exercise hereunder.

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(b) Upon receipt by the Warrant Agent of the Exercise Notice and the Exercise Price as described in Section 7(a) above, or the Cashless Exercise Notification from the Company, the Warrant Agent shall use reasonable efforts to cause to be delivered the Warrant Shares to or upon the order of the Holder of such Warrant, registered in such name or names as may be designated by such Holder by (x) in the event of a cash exercise, within the time period set forth therefor in the Warrants (each such date, the “Delivery Date”); provided, however, that the Warrant Agent shall not be liable to any Person for any liquidated damages or any other damages associated with the Company’s failure to deliver the Warrant Shares by the Delivery Date. Notwithstanding the foregoing, if the Company is then a participant in the Deposit Withdrawal at Custodian (“DWAC”) system of the Depository Trust Company (the “Depository”) and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to and resale of the Warrant Shares by Holder or (B) the Warrant is being exercised via cashless exercise pursuant to the Terms and Conditions, the certificates for Warrant Shares shall be transmitted by the Warrant Agent to the Holder by crediting the account of the Holder’s prime broker with the Depository through its DWAC system to the extent the Holder arranges with its broker to initiate delivery through the DWAC system and the Warrant Agent has been duly instructed to deliver the Warrant Shares through the DWAC system.

(c) A Holder of a Warrant shall not have the right to exercise any portion of the Warrant to the extent that, after giving effect to such issuance, the Holder (together with the Holder’s affiliates and any other persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrant; provided, however, that if the Holder (or a controlling Affiliate of the Holder) is already subject to Section 16 of the Exchange Act with respect to the Company’s Common Stock prior to giving effect to this Warrant, such limitation shall be 19.99% in lieu of 4.99%. A Holder, upon not less than 61 days’ prior notice to the Company (which notice may not be waived), may increase or decrease the limitation set forth in this Section 7(c) to the extent permitted by Section 2(e) of the Warrant, provided that the limitation in no event exceeds 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant held by the Holder. Upon receipt of any notice to increase the applicable limitation applicable to a Holder, the Company shall deliver a copy of such notice to the Warrant Agent within five (5) Business Days.

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Section 8. Certain Representations; Reservation and Availability of Shares of Common Stock.

(a) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants and the Warrant Shares upon issuance have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Warrant Agent pursuant hereto, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants.

(c) The Company shall provide an opinion of counsel prior to the Warrant Agent setting up a reserve of Warrants and Common Stock to be used in connection with the exercise of the Warrants stating that (i) Warrants or such shares of Common Stock were offered, sold or issued as part of an offering that was registered in compliance with the Securities Act of 1933 (the “1933 Act”), as amended, or are exempt from such registration and the shares of Common Stock are “covered securities” under Section 18 of the 1933 Act, and (ii) such shares will be validly issued, fully paid and non-assessable upon exercise of the Warrants in accordance with their terms.

(d) The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares, but neither the Company nor Warrant Agent shall be obligated to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent shall not register any transfer or issue or deliver any Warrant certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

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Section 9. Common Stock Record Date. Each person in whose name any certificate for shares of Common Stock is issued (or to whose prime broker’s account is credited shares of Common Stock through the DWAC system) upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, (x) in the event of a cashless exercise, the date on which the Company receives the Cashless Exercise Notice or (y) in the event of an exercise for cash, the later of (A) the date on which the Warrant Agent receives such Exercise Notice or (B) the date on which the Warrant Agent receives the Exercise Price; provided, however, that if the date of such submission, payment and submission is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

Section 10. Adjustment of Exercise Price, Number of Shares of Common Stock or Number of Warrants. The Exercise Price, the number of shares of Common Stock covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in the Terms and Conditions (“Adjustment Events”). The Company hereby agrees that it will provide the Warrant Agent with reasonable written notice of Adjustment Events. The Company further agrees that it will provide the Warrant Agent with any new or amended exercise terms. The Warrant Agent shall have no obligation under this Agreement to determine whether an Adjustment Event has occurred or to calculate any of the adjustments set forth herein.

Section 11. Certification of Adjusted Exercise Price or Number of Shares of Common Stock. Whenever the Exercise Price or the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted as provided in the Terms and Conditions, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent a copy of such certificate and (c) instruct the Warrant Agent to mail, at the expense of the Company, such certificate to each holder of a Warrant.

Section 12. Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance. If, at any time while the Warrants are outstanding, the Company shall effect any Fundamental Transaction, as such term is used in the Terms and Conditions, the Company shall instruct the Warrant Agent to mail by first class mail, postage prepaid, to each Holder of a Warrant, written notice of the execution of any such amendment, supplement or agreement. Any supplemented or amended agreement entered into by the successor corporation or transferee shall provide for adjustments as set forth in the Terms and Conditions. The Warrant Agent shall be under no responsibility to determine the correctness of any provisions contained in such agreement relating either to the kind or amount of securities or other property receivable upon exercise of warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement. The provisions of this Section 12 shall similarly apply to successive Fundamental Transactions.

Section 13. Concerning the Warrant Agent.

(a) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with the Fee Schedule, and, from time to time, to reimburse the Warrant Agent its reasonable expenses and reasonable counsel fees and other disbursements and advances incurred by the Warrant Agent in the preparation, negotiation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.

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(b) The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable fees and expenses of legal counsel), which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from any action taken, suffered or omitted by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(c) Notwithstanding anything in this Agreement to the contrary, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Warrant Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Warrant Agent will be fully protected and will incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

(d) Subject to Section 13(j), the Warrant Agent shall be liable for losses or damage to the Company directly attributable to the Warrant Agent’s gross negligence, bad faith or willful misconduct (each as determined in a final non-appealable judgment of a court of competent jurisdiction) in the performance of its obligations hereunder.

(e) Promptly after the receipt by the Warrant Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Warrant Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. For the purposes of this Section 13, the terms “expense” or “loss” mean any amount paid or payable to satisfy any claim, demand, action, suit or proceeding, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

(f) Promptly after the receipt by the Company of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Company shall, if a claim in respect thereof is to be made against the Warrant Agent, notify the Warrant Agent thereof in writing.

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(g) All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services under this Agreement (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

(h) In the event of a cash exercise of the Warrants, the Company shall instruct the Warrant Agent as to the cost basis for the newly issued Warrant Shares. In the event of a cashless exercise of the Warrants, the Company shall instruct the Warrant Agent as to the cost basis for the newly issued Warrant Shares at the time of the delivery to the Warrant Agent by the Company of the Cashless Exercise Notification.

(i) From time to time, the Warrant Agent may request funding to cover any fractional payments. The Warrant Agent shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

(j) Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses of the Warrant Agent, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought.

The provisions of this Section 13 and Section 15 shall survive the termination of this Agreement, the exercise or expiration of the Warrants and the resignation, replacement or removal of the Warrant Agent.

Section 14. Purchase or Consolidation or Change of Name of Warrant Agent. Any Person into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation succeeding to the business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such entity would be eligible for appointment as a successor Warrant Agent under the provisions of Section 16.

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Section 15. Duties of Warrant Agent. The Warrant Agent undertakes the express duties and obligations imposed by this Agreement upon the following terms and conditions (and no duties or obligations shall be inferred), by all of which the Company and the Holders of Warrants, by their acceptance thereof, shall be bound:

(a) The Warrant Agent shall not be accountable with respect to the validity, value, kind or amount of any Warrant Shares, securities or property which may be issued or delivered at any time upon the exercise of any Warrant and makes no representation with respect thereto.

(b) The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(c) The Warrant Agent may consult with its legal counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall not incur any liability for or in respect of any action taken or omitted by it in the absence of bad faith and in accordance with such advice or opinion.

(d) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by written (including electronic) instructions of the Chief Executive Officer or President of the Company or by the Chief Financial Officer of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken, omitted or suffered by it, in the absence of bad faith, under the provisions of this Agreement in reliance upon such writing.

(e) The Warrant Agent may rely on, and will be held harmless and protected and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document from the Company with respect to any matter relating to its acting as Warrant Agent hereunder believed by it to be genuine and to have been signed or presented by the proper Person or upon any written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent hereunder. The Warrant Agent need not investigate any fact or matter stated in such paper or document.

(f) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(g) The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

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(h) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in the Warrant; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock or Warrant Shares required under the provisions of Section 7, Section 10, Section 12 and the Warrant or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants after actual notice of any adjustment of the Exercise Price); nor shall it be liable for any liquidated damages or any other damages associated with the Company’s failure to timely deliver Warrant Shares pursuant to the terms of the Warrants; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(i) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(j) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer or the Chief Financial Officer of the Company, may apply to such officers for advice or instructions in connection with its duties, and may consult with legal counsel for the Warrant Agent with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. The Warrant Agent shall not be liable and shall be indemnified and held harmless for any action taken, omitted or suffered to be taken by it in accordance with instructions of any officer of the Company, provided the Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

(k) The Warrant Agent and any shareholder, director, officer, manager, member or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

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(l) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m) The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(n) The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(o) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the express provisions hereof (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.

(p) The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(q) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action so long as the Warrant Agent promptly notifies the Company of such ambiguity or uncertainty, and shall be fully protected and shall not be liable in any way to Company, the Holder of any Warrant or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

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Section 16. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and, in the event that the Warrant Agent or one of its affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Stock in accordance with Section 18. In the event the transfer agency relationship in effect between the Company and the Warrant Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company will be responsible for sending any required notice(s). The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrants by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of a Warrant, then the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States or of a state thereof, in good standing and which is authorized under such laws to exercise corporate trust or stock transfer powers. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose, but such predecessor Warrant Agent shall not be required to make any additional expenditure (without prompt reimbursement by the Company) or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the Holders of the Warrants. However, failure to give any notice provided for in this Section 16, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 17. Warrant Exercise Solicitation. From time to time, the Company may engage one or more registered broker-dealer(s) to act as the Company’s agent for the solicitation of the exercise of the Warrants. If so engaged, the Company will provide the Warrant Agent with written notice of the engagement.

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Section 18. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrant certificate to or on the Company, (ii) subject to the provisions of Section 16, by the Company or by the Holder of any Warrant certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant certificate, shall be deemed given (a) on the date delivered, if delivered personally, (b) when deposited with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) when mailed with postage prepaid, if mailed by registered or certified mail (return receipt requested), and (d) the date of transmission, if such notice or communication is delivered via email attachment (other than to the Warrant Agent) at or prior to 5:30 p.m. (New York City time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via email attachment (other than to the Warrant Agent) on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Warrant Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Compliance Department

If to the Company, to:

Hycroft Mining Holding Corporation
PO Box 3030
Winnemucca, Nevada 89446
Attention: General Counsel
email: rebecca.jennings@hycroftmining.com

Notwithstanding anything to the contrary herein, for any notice delivered by email to be deemed given or made, such notice must be followed by notice sent by overnight courier service to be delivered on the next business day following such email, unless the recipient of such email has acknowledged via return email receipt of such email.

Section 19. Supplements and Amendments.

(a) The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the Holders of Warrants.

(b) In addition to the foregoing, in accordance with the Terms and Conditions, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the holders of the Warrants. No amendment, supplement or other modification to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. As a condition precedent to the Warrant Agent’s execution of any amendment to this Agreement, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the Terms and Conditions have been duly amended pursuant to the terms thereof and that the proposed amendment to the Agreement is compliant with this Section 19 and the Terms and Conditions, as amended; provided, however, that the Warrant Agent shall not be obligated to execute any supplement or amendment that adversely affect its rights, duties or obligations or immunities hereunder.

Section 20. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 21. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants.

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Section 22. Governing Law. This Agreement and each Warrant issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof. The Company and each holder of Warrants hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York, over any suit, action or proceeding arising out of or relating to this Agreement. The Company and each holder of Warrants acknowledge that the forum designated by this Section 22 has a reasonable relation to this Agreement and to such Persons’ relationship with one another. The Company and each holder of Warrants hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in this Section 22. The Company and each holder of Warrants undertake not to commence any action subject to this Agreement in any forum other than the forum described in this Section 22. The Company and each holder of Warrants agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding brought in any such court will be conclusive and binding upon such Persons.

Section 23. Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the Fee Schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 24. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 25. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 26. Severability. If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law; provided, that if such invalid or unenforceable term affects the rights, duties, obligations or liabilities of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately.

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Section 27. Customer Identification Program. The Company acknowledges that the Warrant Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Warrant Agent must obtain, verify and record information that allows the Warrant Agent to identify the Company. Accordingly, prior to accepting an appointment hereunder, the Warrant Agent may request information from the Company that will help the Warrant Agent to identify the Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Warrant Agent deems necessary. The Company agrees that the Warrant Agent cannot accept an appointment hereunder unless and until the Warrant Agent verifies the Company’s identity in accordance with the Customer Identification Program requirements.

Section 28. Force Majeure. Notwithstanding anything to the contrary contained herein, neither Warrant Agent nor the Company shall be liable for, or considered to be in breach of or default under this Agreement (including Section 13) on account of any delay or failure to perform its obligations hereunder due to causes beyond such party’s reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, pandemics, epidemics, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HYCROFT MINING HOLDING CORPORATION

By:	/s/ Rebecca A. Jennings
Name:	Rebecca A. Jennings
Title:	SVP General Counsel/Corporate Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Margaret B. Lloyd
Name:	Margaret B. Lloyd
Title:	Vice President

[Signature Page to Warrant Agent Agreement]

EXHIBIT A

WIRE INSTRUCTIONS

EXHIBIT B

FORM OF WARRANT

See attached.